Exhibit 10.10

December 4, 2012

Steven Gatoff

2761 Bryant Street

Palo Alto, CA 94306

Dear Steven:

Welcome to Rapid7, Inc. (“Rapid7” or the “Company”)! We are pleased to confirm our offer to have you join Rapid7 as Chief Financial Officer, reporting to Corey Thomas with a start date of February 18, 2013. Your starting annual salary will be $300,000 payable semi-monthly less any applicable withholdings or taxes. This is an exempt position based on the requirements of the Fair Labor Standards Act. Capitalized terms not otherwise defined herein shall be as defined in Rapid7’s 2011 Stock Option and Grant Plan (the “2011 Plan”).

You will be eligible for an annual bonus opportunity of $100,000. Such bonus will be payable annually, measured based on objectives mutually agreed upon between you and your manager from time to time, and subject to Rapid7’s standard Variable Compensation Plan. You must be employed by the Company on the last day of the applicable year to be eligible to earn any annual bonus. Any earned bonus will be paid not later than March 15 of the year following the year of performance.

Should your employment with the Company be terminated by the Company for any reason other than for Cause and other than as a result of your death or Disability, or if you resign for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you will be entitled to receive (collectively, the “Severance Benefits”):

(a) continued payment of your annual base salary for 9 months, on the Company’s regular payroll schedule, subject to the delay described below;

(b) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination, then the Company will pay the COBRA premiums necessary to continue your health insurance coverage then in effect for yourself and your eligible dependents, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (1) the close of the 9 month period following your Separation from Service, (2) the expiration of your eligibility for the continuation coverage under COBRA, or (3) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (1) through (3), the “COBRA Payment Period”). However, if at anytime the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the

Rapid7 | 800 Boylston Street | Prudential Tower, 29th Floor | Boston, MA 02199 | www.rapid7.com

nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), and that payment of similar amounts on a taxable basis would not, then in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. The Company will also pay an additional payment on your behalf, directly to the applicable taxing authorities, (the “Gross-Up Payment”) at the time of each Special Severance Payment, in an amount equal to (i) the ordinary federal, state and local income and employment taxes due by you, if any, at that time (the “Taxes”) on the Special Severance Payment plus (ii) an amount sufficient to cover the iterative Taxes on the Taxes. For clarity, this Gross-Up Payment is a full gross-up (that is, calculated ad infinitum) in the amount reasonably determined by the Company as necessary to put you in the same economic position as if you received the Special Severance Payment without incurring the Taxes. You agree to cooperate and provide ail necessary assistance and information to the Company to determine the amount of the Gross-Up Payment.

On the 60th day following your Separation from Service, the Company will make the first payments of the Severance Benefits equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all Company COBRA payments and obligations will cease.

These Severance Benefits are conditional upon (i) your continuing to comply with your obligations under your Confidentiality, Assignment, Non-Competition and Non-Solicitation Agreement (or any successor agreement) during the period of time in which you are receiving the Severance Benefits; (ii) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service; and (iii) resigning from all positions you then hold with the Company as of your Separation from Service (or such other date as requested by the Board) (collectively, the “Obligations”).

For purposes of this Agreement, Good Reason will be as defined in the 2011 Plan, provided that you must provide written notice to the Chief Executive Officer of the Company of the existence of a Good Reason condition within 90 days after its initial existence, the Company will have 30 days following receipt to remedy the condition and, if not remedied by the Company, you must resign from all positions you then hold with the Company and its affiliates within 60 days following the end of the Company’s remedy period. For clarity, your planned relocation to the Boston area is not Good Reason, and Good Reason will only be a trigger for the Severance Benefits and the accelerated option vesting following your relocation to the Boston area.

Rapid7 | 800 Boylston Street | Prudential Tower, 29th Floor | Boston, MA 02199 | www.rapid7.com

After you have commenced employment with us, you will be eligible to receive an option to purchase common stock of the Company equivalent to 1% of the Company’s fully-diluted shares on the date of grant (i.e., the sum of the Company’s outstanding capital stock, options and warrants) with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). The option will be a non-statutory stock option. The Option will vest as to 25% of the shares on the first anniversary of the date you commence your consulting position with the Company in Boston, and in equal monthly installments for three years thereafter (that is, 1/48 of the total number of Option shares), subject to your continued service on each vesting date. Details of your Option will be communicated to you in the form of a stock option agreement, which is subject to the 2011 Plan. Your Option agreement will also include the following accelerated vesting provisions:

•	If your employment is terminated without Cause (and other than as a result of your death or Disability) or if you resign for Good Reason, in either case, prior to the first anniversary of your vesting commencement date, then subject to your compliance with the Obligations, the vesting and exercisability of the Option will be accelerated as to the number of shares that would have vested as of the Separation from Service if the Option been subject to monthly vesting (1/48 of the total number of Option shares per month) from the vesting commencement date;

•	If a Sale Event occurs, then subject to your continued service as of immediately prior to the closing, the vesting and exercisability of the Option will be accelerated as to 50% of the then-unvested shares subject to the Option immediately prior to the closing of the transaction;

•	If your employment is terminated without Cause (and other than as a result of your death or Disability) or if you resign for Good Reason, in either case, on or within 24 months following a Sale Event, and subject to your compliance with the Obligations, the vesting and exercisability of the Option will be accelerated as to 100% of the then-unvested shares subject to the Option.

The Company will provide you with the following benefits ((a) through (d), the “Relocation Assistance”) to assist you in your relocation to the Boston area from Palo Alto, California. This relocation is anticipated to occur entirely in 2013 and to be completed by June 30, 2013.

(a) As of your start date and extending through the earlier of (i) the date at which you relocate your home to the Boston area, or (ii) June 30, 2013, Rapid7 agrees to pay for furnished corporate housing near the Company’s headquarter offices for your use. During this period, the Company will cover your travel costs for two (2) round-trip flights and related transportation expenses per month from the Boston area to your home in Palo Alto, CA in a manner consistent with other business travel. You will be responsible for following the Company’s travel policy and the submission of your travel expense reports.

Rapid7 | 800 Boylston Street | Prudential Tower, 29th Floor | Boston, MA 02199 | www.rapid7.com

(b) Rapid7 agrees to cover the expenses for up to two (2) house-hunting trips by you and your immediate family to the Boston area to be taken in 2013 and before June 30, 2013 (including round-trip coach airfare, car rental, area tours, costs of meals and, depending upon the size of the corporate housing, hotels).

(c) Rapid7 agrees to pay for the movement of your household goods, up to two (2) vehicles, up to one month of storage (if necessary), and packing and unpacking of goods from Palo Alto, CA to your final destination in the Boston area. The Company will select a pre-approved moving vendor; once the moving vendor is selected, you may make arrangements directly with the selected vendor for your move. It is important to note that the Company will not pay for the transport of those items not considered as part of a standard inventory of household goods (e.g., boats, trailers, campers, tractors, large animals, industrial equipment and above-ground swimming pools).

(d) To help ease the financial burden of you relocating your family from Palo Alto, CA to the Boston area, and subject to your relocation by June 30, 2013, the Company agrees to cover the potential out-of-pocket costs associated with you needing to terminate your existing lease on your residence in Palo Alto, CA with a maximum potential reimbursement amount of $40,800. This payment will be made in a single lump sum in 2013, following your relocation.

If the Company determines that any of the Relocation Assistance can’t be provided to you on a tax free basis, the Company will also pay a Gross-Up Payment (determined in the same fashion set forth above as applicable to the Special Severance Payment) on your behalf directly to the applicable taxing authorities at the time of each taxable Relocation Assistance payment to cover the Taxes.

Your full Relocation Assistance will be subject to our normal Relocation Repayment Agreement that you will be required to sign on your start date. The Relocation Repayment Agreement (sample attached) states that you must repay Rapid7 all costs associated with your move if you voluntarily leave our employment within twelve (12) months of your start date.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, the benefit or payment (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. If you are deemed by the Company at the time of your Separation from

Rapid7 | 800 Boylston Street | Prudential Tower, 29th Floor | Boston, MA 02199 | www.rapid7.com

Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments on Separation from Service set forth in this letter and under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred. For the avoidance of doubt, if any reimbursements payable to you are subject to the provisions of Section 409A of the US Internal Revenue Code: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 30 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

Our employees enjoy a comprehensive benefit package that includes a choice of health insurance plans, a dental & vision plan, long-term disability insurance, life insurance, a 401(k) savings plan, vacation plans and other programs. You will become eligible to participate in these benefit programs immediately upon employment. The specifics of each plan’s enrollment criteria will be discussed with you upon your commencement of employment.

In your work for Rapid7, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Rapid7. You agree that you will not bring onto Rapid7’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to Rapid7 any contract you have signed that may restrict your activities on behalf of Rapid7.

This letter sets forth our entire agreement and understanding regarding the terms of your employment with Rapid7 and supersedes any prior representations or agreements, whether written or oral. Rapid7 is an “at-will” employer. That means that both the employee and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause.

Rapid7 | 800 Boylston Street | Prudential Tower, 29th Floor | Boston, MA 02199 | www.rapid7.com

Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by you and an officer of Rapid7.

Please let us know of your decision to join Rapid7 by signing this offer letter and returning it to us no later than December 10, 2012. Your offer is contingent upon (1) successful completion of a routine background investigation; (2) your signing of the Rapid7 Confidentiality, Assignment, Non-Competition and Non-Solicitation Agreement; (3) your signing of the Rapid7 Release Form; and (4) your signing of the Rapid7 Employee Handbook which acknowledges all Rapid7 polices.

Rapid7 is an exciting organization that is building an outstanding reputation for exciting, innovative and quality products. Credit for this goes to every one of our employees. Steven, we look forward to you accepting our offer and becoming part of the Rapid7 team.

Sincerely,

/s/ Corey E. Thomas
Corey E. Thomas
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Steven Gatoff
Steven Gatoff

6.DEC.2012
Date

Rapid7 | 800 Boylston Street | Prudential Tower, 29th Floor | Boston, MA 02199 | www.rapid7.com